EXHIBIT 10.38

AMENDMENT NO. 2

TO

LICENSE AGREEMENT

This AMENDMENT NO. 2, dated as of April 22, 2022, (the “Amendment”) to License Agreement (defined below), between Christie Brinkley, Inc., a New York corporation (“Licensor”), Bellissima Spirits LLC, a Nevada limited liability company (“Licensee”), Iconic Brands, Inc., a Nevada corporation (“Iconic”), and, for limited purposes only, Christie Brinkley, individually (“Brinkley”).

WHEREAS, Licensor, Licensee, Iconic and Brinkley are parties to that certain License Agreement, dated as of November 12, 2015, as amended by that certain Amendment No. 1 effective as of June 30, 2017 (collectively, the “License Agreement”). Capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the License Agreement; and

WHEREAS, the parties desire to amend the License Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	The License Agreement is hereby amended by deleting the “Grant of License” paragraph of Section 1 in its entirety and replacing it with the following:

“1. (a) Grant of License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, during the term of this Agreement, the worldwide right and license to use the LP, in the form set forth in Exhibit “A,” in connection with the sale of organic Prosecco, zero-sugar sparkling and still wine, ice pops, and associated products as the parties may agree to by mutual written consent from time to time, under the Bellissima Brand authorized by Licensor pursuant to Section 7.1 of this Agreement (the “Authorized Products”). If Licensee desires to use any other aspect of the IP and Licensor provides its express written consent, the Parties shall amend Exhibit A from time to time to reflect the additional LP. If Licensee wishes to expand the Bellissima Brand beyond the Authorized Products to other products and use the LP in connection with those products, it must obtain Licensor’s prior written approval pursuant to Section 7.1 of this Agreement.

(b) Combined Mark. (i) Licensor acknowledges, agrees, and consents to Licensee, at Licensee’s sole cost and expense, initiating and along with Licensor, jointly filing, prosecuting and maintaining one (1) word mark application for the mark “BELLISSIMA CON AMORE, BY CHRISTIE BRINKLEY” (the “Combined Mark”), solely in connection with Authorized Products in the beverage category, and solely within Australia (the “CM Australia Application”). Licensor agrees to cooperate with Licensee in connection therewith, including executing (and/or causing Brinkley to execute, as applicable) any necessary documents reasonably requested by Licensee in furtherance thereof. Licensor shall have approval rights over any filings and prosecution of the Combined Mark, and any enforcement activities related thereto. Licensee shall reimburse Licensor its attorney’s fees and costs incurred in connection with the prosecution, maintenance, and enforcement activities relating to the Combined Mark, if any (and for the avoidance of doubt, Licensor shall be and remain responsible for all of its attorney’s fees and costs related to this Amendment). Except with respect to the CM Australia Application, Licensee shall not file, prosecute or register the Combined Mark in any jurisdiction without Licensor’s prior written approval in each instance. The parties acknowledge and agree that any application or resulting registration for the Combined Mark shall be expressly abandoned or withdrawn at the end of the Term.

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(ii) With respect to the Combined Mark, each of the parties acknowledge that: (A) Licensor is the owner of all right, title and interest in and to the CHRISTIE BRINKLEY mark and is also the owner of the goodwill attached or which shall become attached to such mark in connection with the sale of Authorized Products utilizing the Combined Mark, and (B) Licensee is the owner of all right, title and interest in and to the BELLISSIMA mark and is also the owner of the goodwill attached or which shall become attached to such mark in connection with the sale of Authorized Products utilizing the Combined Mark. Sales of Authorized Products by Licensee shall be deemed to have been made for purposes of trademark registration for the benefit of Licensor and Licensee for their respective marks, and all uses of the Combined Mark shall inure to the benefit of Licensor and Licensee respectively, as applicable; provided, however, that neither party shall have any ownership right in and to the Combined Mark, such Combined Mark shall not be used by either party other than in connection with sales of Authorized Products during the Term (and any applicable Sell-Off Period), and all use of the Combined Mark shall otherwise be subject to Licensor’s approval and the terms and conditions of this Agreement. Licensee shall not have the right to transfer or assign the Combined Mark to a third party without the prior written consent of Licensor.

(iii) Licensee shall indemnify, protect, defend and hold harmless Licensor, its members, managers, employees, agents, heirs, estate, successors and assigns, and Brinkley against any and all claims, losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) which it or they may suffer or incur in connection with any actual or threatened claim, demand, action or other proceeding by any third party (including any governmental authority) arising from or relating to the Combined Mark, and/or the import, sale, marketing or distribution of Authorized Products utilizing the Combined Mark. Licensor shall have the right to participate in the defense of any such claim, with counsel of its own choosing, and Licensee shall reimburse Licensor its reasonable attorney’s fees and costs in connection therewith. Licensee shall not, without Licensor’s written consent, settle or compromise any claim or consent to entry of any judgment.

(iv) Licensee acknowledges that Bonita Drinks Pty Ltd filed in its name, without authorization, Australia Trademark Application No. 2199303 for the mark CHRISTIE BRINKLEY’S BELLISSIMA. By no later than ten (10) business days following the publication of the CM Australia Application, Licensee shall expressly abandon or cause to be abandoned Application No. 2199303 and provide Licensor with written proof of same. In the event the CM Australia Application is not approved for publication, the parties shall discuss in good faith a mutually agreeable resolution with respect to branding in Australia for the Authorized Products.”

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2.	For clarity, Sections 1.1, 1.2, 1.3, and 1.4 of the License Agreement shall remain unchanged, and as set forth in the License Agreement.

3.	The License Agreement is hereby amended by deleting the last sentence of Section 6.2 in its entirety and replacing it with the following:

“ Any trade name, domain name or other title or name containing any portion of the name “Christie Brinkley” approved by Licensor for use hereunder, excluding, for the avoidance of doubt, the “Bellissima” mark, shall be owned by Licensor and licensed to Licensee without charge, except as set forth herein, solely for the duration of and use in accordance with this agreement.”

4.

Immediately upon the first to occur of a Licensee Liquidity Event or an Iconic Liquidity Event as described in Section 17.2, the right of Licensor to participate in any subsequent Licensee Liquidity Event or Iconic Liquidity Event and any other rights of Licensor under Section 17.2, shall terminate, provided that, for the avoidance of doubt, Licensor shall have the right to receive the amounts set forth in Section 17.2 that Licensor is entitled to that result from such first to occur Licensee Liquidity Event or Iconic Liquidity Event.

5.	The License Agreement is hereby amended by deleting Exhibit A in its entirety and replacing it with the following:

“EXHIBIT A

APPROVED USES OF BRINKLEY’S NAME AND LIKENESS

-’CHRISTIE BRINKLEY’

-’BY CHRISTIE BRINKLEY’

-Christie Brinkley’s approved signature

-Approved likeness and other approved publicity rights of Christie Brinkley

-use of CHRISTIE BRINKLEY as incorporated within the Combined Mark”

6.

As soon as reasonably practicable following the date hereof, Iconic shall (a) establish an advisory board or committee (the “Advisory Panel”), (b) prepare and provide to Brinkley for review a copy of all relevant documents related to the formation and operation of the Advisory Panel, including, as applicable, any charter for the Advisory Panel and any advisory agreement Iconic intends to use with members of the Advisory Panel (collectively, the “Advisory Panel Documents”), (c) consider and negotiate in good faith with respect to any comments Brinkley may have to the Advisory Panel Documents, and (d) subject to Brinkley’s execution of any applicable Advisory Panel Documents, appoint Brinkley as a member of the Advisory Panel.

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7.

As soon as reasonably practicable following the date hereof, and in any event within sixty (60) days following the date hereof, Iconic shall grant Brinkley an option (the “Option”) to purchase One Million Five Hundred Thousand (1,500,000) shares of its common stock, par value $.001 per share (the “Option Shares”), subject to approval by the Board of Directors of Iconic, and subject to approval of Iconic’s stock option and grant plan (as may be amended from time to time, the “Plan”) by its stockholders. The exercise price per share of the Option will be equal to the fair market value of Iconic’s common stock on the date the Option is granted, as determined in good faith by its Board of Directors. The Option will be subject to the terms and conditions, including vesting terms (two (2) year vesting in equal quarterly installments), as set forth in a stock option agreement by and between Iconic and Brinkley, in the form attached hereto as Schedule A (the “Option Agreement”), and the Plan then in effect.

8.

Except as modified by this Amendment, all terms and conditions of the License Agreement shall remain in full force and effect. This Amendment shall not be deemed a waiver of any term of condition of the License Agreement and shall not be deemed to prejudice any rights which Licensor may now have or may have in the future under or in connection with the License Agreement, as the same may be amended from time to time.

9.	This Amendment may be signed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

10.

This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed in the State of New York, without regard to conflicts of law principles.

[signature appears on next page]

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IN WITNESS WHEREOF, this Amendment has been executed and delivered by the parties hereto as of the date first above written.

CHRISTIE BRINKLEY, INC.

By:	/s/ Christie Brinkley
Name:	Christie Brinkley
Title:	President

BELLISSIMA SPIRITS LLC

By:	/s/ Richard DeCicco
Name:	Richard DeCicco
Title:	President

ICONIC BRANDS, INC.

By:	/s/ Richard DeCicco
Name:	Richard DeCicco
Title:	President

Accepted to and Agreed:

/s/ Christie Brinkley
Christie Brinkley

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Schedule A

Form Stock Option Grant Agreement

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